Press Release
EXHIBIT 99.46

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS FIRST QUARTER 2008 RESULTS

•	GAAP results include non-cash charges of $13.30 per diluted share related to the impairment of goodwill and other intangible assets and the change in fair value of derivatives
•	Company renews credit facilities to meet peak vehicle financing needs
•	Company reaffirms 2008 non-GAAP EPS and Corporate EBITDA guidance

Tulsa, Oklahoma, May 12, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2008. The net loss for the 2008 first quarter was $297.9 million, or $14.07 loss per diluted share, compared to net income of $5.2 million, or $0.21 per diluted share, for the comparable 2007 quarter. The decrease in first quarter net income year over year included a $12.52 loss per diluted share related to the impairment of goodwill and other intangible assets and a $0.78 decrease in fair value of derivatives.

The non-GAAP net loss for the 2008 first quarter was $16.2 million, or $0.77 loss per diluted share as compared to net income of $9.8 million, or $0.40 per diluted share for the 2007 first quarter. Non-GAAP net income (loss) excludes from GAAP net income (loss) the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and other intangible assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

For the quarter ended March 31, 2008, the Company’s total revenue was $396.5 million, as compared to $398.0 million for the comparable 2007 period. Vehicle rental revenue in the 2008 first quarter was $378.0 million, a two percent increase over the 2007 first quarter as a result of an increase of approximately three percent in rental days and a decrease of one percent in revenue per day.

“As we had anticipated, weakness in demand and pricing in January, coupled with an increase in fleet costs, adversely affected our performance in the quarter,” said Gary L. Paxton, President and Chief Executive Officer. “Since February, key operating trends have improved and are more positive. Looking back on the last six months, we believe that December and January represented a trough in terms of both pricing and demand.”

“The Company recently completed a round of financing, as we renewed our conduit facility and commercial paper program and liquidity facility,” said Mr. Paxton. “This financing, coupled with ongoing efforts to better optimize our fleet levels, utilization and holding periods, provides us with sufficient capacity to meet our peak vehicle financing needs in 2008, even as the Company’s 2004 Series medium term notes fully amortize by June.” Mr. Paxton noted that the Company has no additional maturities of asset backed medium term notes until 2010.

Although revenue per day improved through the quarter, it did not improve enough to overcome a decline in January, ending down approximately one percent year over year. Vehicle depreciation costs per vehicle increased approximately 31 percent in the first quarter of 2008 over the first quarter of 2007, and were above the Company’s expectations due primarily to softness in the used car market. Vehicle utilization for the first quarter was flat with last year reflecting a weak January 2008. The Company expects that its new fleet optimization software, together with the anticipated extension of fleet holding periods, should moderate the increase in vehicle depreciation costs over the course of the year and should enable the Company to operate a more efficient fleet program.

The Company was required to record a non-cash impairment charge for goodwill and other intangible assets in the first quarter of 2008. Under SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company is required on at least an annual basis to perform an impairment analysis on goodwill and other intangible assets. This analysis includes, among other things, a reconciliation of current equity market capitalization to shareholders’ equity. As a result of the decline in the Company’s stock price, the Company’s total shareholders’ equity at March 31, 2008 exceeded its equity market capitalization, including the application of a reasonable control premium, for this same period. The Company is required to place greater emphasis on the current stock price than on management’s long-range forecast in performing its impairment assessment. The Company performed the required steps for impairment analysis and concluded that goodwill and other intangible assets (related to reacquired franchise rights) were impaired. The Company recorded a $281.2 million non-cash charge (pre-tax) related to the impairment of the entire goodwill ($223.2 million after-tax) and a $69.0 million non-cash charge (pre-tax) related to the impairment of the entire reacquired franchise rights ($42.0 million after-tax) during the first quarter of 2008.

Outlook

“Our first quarter performance and the key business drivers underlying it were largely in line with what we expected in February when we provided our forecast for 2008,” Mr. Paxton said. “As a result, and based on what we see now, we are maintaining our full year non-GAAP earnings per share and Corporate EBITDA guidance.”

For 2008, the Company’s earnings per diluted share guidance is a range of $1.00 to $1.50 and Corporate EBITDA of $97 million to $115 million. This guidance is based on achieving about a two percent growth in both rental day volume and revenue per day, along with improved fleet utilization. The Company noted that it now assumes that vehicle depreciation costs on a per vehicle basis will be about 12 to 14 percent higher for the full year 2008 compared to 2007, based primarily on a softer used car market and the related impact the Company is experiencing on some makes and models in the fleet. The Company anticipates alleviating some of the cost increases in vehicle depreciation by increasing the level of Non-Program Vehicles in its fleet and extending its fleet holding periods.

“We expect that our operating environment will remain challenging through at least the first half of 2008,” said Mr. Paxton. “We remain focused on executing our strategy to achieve improvements in revenue diversification, fleet utilization, productivity, cost control and profitability.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. first quarter 2008 earnings conference call will be held on Monday, May 12, 2008, at 10:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 800-988-9640 (domestic) or 210-234-0007 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through May 26, 2008, by calling 866-499-4547 (domestic) or 203-369-1805 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. Management believes they are based on reasonable assumptions, but they do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include whether recent favorable pricing, demand and utilization trends will persist during the upcoming peak rental season; the impact of pricing and other actions by competitors, particularly if demand softens; airline travel patterns, including disruptions or reductions in air travel resulting from recent airline bankruptcies and industry consolidation or other factors such as fuel costs; the cost and other terms of acquiring and disposing of automobiles; the financial performance and prospects of our principal vehicle supplier; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and exposure to fluctuations in the used car market; our ability to comply with financial covenants and to obtain financing as needed without unduly restricting operational flexibility, particularly given recent events involving the credit markets and Monolines that provide credit support for our asset backed financing structures; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission ("SEC").

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 3 to this release.

Contacts:

Financial:	Richard Neu	Media: Fred Fleischner
Interim Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2008	2007	2008	2007

Revenues:
Vehicle rentals	$377,971	$370,568	95.3%	93.1%
Other	18,535	27,395	4.7%	6.9%

Total revenues	396,506	397,963	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	215,363	201,437	54.3%	50.6%
Vehicle depreciation and lease charges, net	122,662	93,283	30.9%	23.4%
Selling, general and administrative	53,672	65,301	13.5%	16.4%
Interest expense, net	22,137	19,070	5.7%	4.8%
Goodwill and other intangible asset impairment	350,144	-	88.3%	-

Total costs and expenses	763,978	379,091	192.7%	95.2%

(Increase) decrease in fair value of derivatives	28,147	7,793	7.1%	2.0%

Income (loss) before income taxes	(395,619)	11,079	(99.8%)	2.8%

Income tax expense (benefit)	(97,677)	5,917	(24.7%)	1.5%

Net income (loss)	$(297,942)	$5,162	(75.1%)	1.3%

Income (loss) per share: (a)
Basic	$(14.07)	$0.22
Diluted	$(14.07)	$0.21

Weighted average number
of shares outstanding: (a)
Basic	21,174,980	23,248,966
Diluted	21,174,980	24,304,626

(a) Because the Company incurred a loss from continuing operations in the first quarter of 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended
	March 31, 2008

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	111,168
% change from prior year	1.9%
Number of rental days	8,407,876
% change from prior year	2.9%
Vehicle utilization	83.1%
Percentage points change from prior year	(0.1) p.p.
Average revenue per day	$44.95
% change from prior year	(0.9%	)
Monthly average revenue per vehicle	$1,133
% change from prior year	0.1%

Average depreciable fleet	111,781
% change from prior year	0.2%

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7
Non-vehicle interest expense	5
Non-vehicle interest income	(1)
Non-vehicle capital expenditures (excludes acquisitions)	9
Franchise acquisitions	-
Cash paid (refunded) for income taxes	-

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2008	2007	2007

	(Unaudited)

Cash and cash equivalents	$136	$185	$101
Restricted cash and investments	267	110	133
Revenue-earning vehicles, net	2,598	2,852	2,808

Vehicle debt	2,342	2,679	2,408
Non-vehicle debt (corporate debt)	248	-	249
Stockholders' equity	269	652	579

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of goodwill and other intangible asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended
	March 31,
	2008	2007

	(in thousands)

Income (loss) before income taxes - as reported	$(395,619)	$11,079

(Increase) decrease in fair value of derivatives	28,147	7,793

Goodwill and other intangible asset impairment	350,144	-

Pretax income (loss) - non-GAAP	$(17,328)	$18,872

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended
	March 31,
	2008	2007

	(in thousands)

Net income (loss) - as reported	$(297,942)	$5,162

(Increase) decrease in fair value of derivatives, net of tax	16,542	4,601

Goodwill and other intangible asset impairment, net of tax	265,183	-

Net income (loss) - non-GAAP	$(16,217)	$9,763

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted earnings (loss) per share ("EPS"):

	Three months ended
	March 31,
	2008	2007

EPS, diluted - as reported	$(14.07)	$0.21

EPS impact of (increase) decrease in fair value of derivatives, net of tax	0.78	0.19

EPS impact of goodwill and other intangible asset impairment, net of tax	12.52	-

EPS, diluted - non-GAAP	$(0.77)	$0.40

Table 3 (Continued)

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's $600 million credit agreement. The Company believes Corporate EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity. The Company has revised its calculation of Corporate EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended
	March 31,
	2008	2007

	(in thousands)

Net income (loss) - as reported	$(297,942)	$5,162

(Increase) decrease in fair value of derivatives	28,147	7,793
Non-vehicle interest expense	4,590	1,242
Income tax expense (benefit)	(97,677)	5,917
Non-vehicle depreciation	5,242	5,314
Amortization	1,642	1,638
Non-cash stock incentives	868	817
Goodwill and other intangible asset impairment	350,144	-
Other	45	(209)

Corporate EBITDA	$(4,941)	$27,674